Exhibit (g)(1)
Exhibit (g)(1) AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT THIS AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this day of
, 2007, by and between Main Street Capital Partners, LLC (f/k/a Main
Street Advisors, LLC), a limited liability company organized and existing under the laws of Delaware (the “Investment Adviser/Manager”), Main Street Mezzanine Fund, LP, a limited partnership organized and existing under the laws of Delaware (the “SBIC” or the “Partnership”), and Main Street Mezzanine Management, LLC, a limited liability company organized and existing under the laws of Delaware (the “General Partner”).
WHEREAS, the SBIC has received a license to operate as a Small Business Investment Company from the U. S. Small Business Administration (“SBA”) and has commenced operations; and
WHEREAS, the General Partner is the General Partner of the SBIC; and
WHEREAS, the General Partner and the SBIC require the services of investment professionals who can manage and operate the affairs of the SBIC; and
WHEREAS, the Investment Adviser/Manager is in a position to provide the SBIC with experienced investment professionals who can take full responsibility for managing and operating the affairs of the SBIC; and
WHEREAS, Main Street Capital Corporation, a Maryland corporation (“MSCC”) is acquiring the membership interests of the Members of the Investment Adviser/Manager by exchanging MSCC common stock for those equity interests (the “Purchases”); and
WHEREAS, MSCC is acquiring all limited partner interests of the SBIC and all membership interests in the General Partner in exchange for common stock of MSCC in connection with a public offering of common stock of MSCC, and upon the closing of that public offering, the agreement of limited partnership of the SBIC is being amended and restated (the “Partnership Agreement”); and
WHEREAS, pursuant to the Partnership Agreement, the General Partner may delegate any part of its authority to the Investment Adviser/Manager and any management fees attendant thereto; and
WHEREAS, simultaneous with the entry into effect of the Partnership Agreement, the SBIC, the General Partner and the Manager wish to amend and restate the Investment Advisory Agreement dated October 15,2002 (the “Prior Agreement”) in its entirety by entering into this Agreement.

WITNESSETH, THAT FOR AND IN CONSIDERATION of the mutual entry into this Agreement by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the Investment Adviser/Manager, the SBIC and the General Partner agree as follows:
Section 1. Services To Be Provided By The Investment Adviser/Manager. The Investment Adviser/Manager hereby agrees to provide the SBIC with suitable experienced investment professionals to enable the General Partner and the SBIC to conduct their operations in accordance with all of the requirements of federal law and regulations as well as the directives of the SBA. The Investment Adviser/Manager agrees to pay all salaries, taxes, fringe benefits, travel expenses, and other costs associated with such investment professionals. In addition, the Investment Adviser/Manager agrees to pay all other reasonable and necessary costs of the General Partner pursuant to the provisions of the Partnership Agreement, including office rental, equipment rental, travel, support, clerical, bookkeeping, and business development expenses; expenses related to developing, investigating and monitoring investments; and other expenses that the General Partner and the SBIC incur in the course of conducting their respective business operation — all in accordance with 13 CFR Sec. 107.520.
The Investment Adviser/Manager also agrees to provide the General Partner with an office suitable for conducting the business of the General Partner and the SBIC, such office to be located in the State of Texas. Such office will be furnished with suitable furniture and office equipment (including suitable computers and computer software) in order to enable the General Partner and the SBIC to conduct their business operations in accordance with all of the requirements of federal law and regulations as well as the directives of the SBA. The Investment Adviser/Manager also agrees to furnish to the General Partner all suitable utility service, janitorial service, telephone and telefax, and other services in order to enable the General Partner and the SBIC to conduct their business operations in accordance with all of the requirements of federal law and regulations as well as the directives of the SBA.
The Investment Adviser/Manager shall also seek suitable Partnership investment opportunities and manage the investment policy of the Partnership; perform day-to-day investment operations of the Partnership; provide investment advice; and prepare and disseminate all reports to the Partners required by the Partnership Agreement.
The authority delegated to the Investment Adviser pursuant to this Agreement will be exercised in conformity with the terms and conditions of this Agreement and the Partnership Agreement.
Section 2. Term.
2.1. Length. This Agreement shall be for an indefinite term (“Term”), unless this Agreement is earlier terminated pursuant to any other provision of this Agreement or pursuant to law. At any time during the Term of this Agreement, any party to this Agreement may terminate this Agreement by giving the other parties at least ninety days’ prior written notice of its decision to terminate.

2.2. Surrender. This Agreement shall cease and terminate as provided above. The General Partner shall at its expense, upon any termination of this Agreement: (a) promptly surrender to the Investment Adviser/Manager possession of the General Partner offices in good order and repair (ordinary wear and tear excepted) and broom clean; and (b) repair any damage to the General Partner offices caused by such removal.
Section 3. Compensation. In consideration for the services provided to the General Partner and the SBIC by the Investment Adviser/Manager under the terms of this Agreement, the SBIC shall pay to the Investment Adviser/Manager a management fee computed in accordance with Section 3.05 of the Partnership Agreement. Such compensation shall be due and payable as set forth in Section 3.05 of the Partnership Agreement.
Section 4. Use and Operation of the General Partner’s Office. The General Partner covenants and agrees that it shall observe and comply with all laws, orders, ordinances, rules, requirements and regulations of any and all governmental departments, bodies, bureaus, agencies, and officers, and all rules, directions, requirements and reasonable recommendations of the Investment Adviser/Manager’s and the General Partner’s insurers and of any fire insurance underwriters or rating organization, and of the state and local health departments, and of any other bodies or agencies now or hereafter exercising similar functions in the area in which the General Partner’s office is situated, in any way pertaining to the use and occupancy thereof.
Section 5. Insurance. The Investment Adviser/Manager shall maintain at its expense, throughout the Term,
(a) commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring the General Partner against loss or liability in connection with bodily injury, death, property damage (including loss of use of property) and personal injury, occurring within the General Partner’s office or arising out of the operation, use or occupancy thereof by the General Partner or its agents, employees, officers, subtenants, customers, invitees, visitors and guests. Such policy or policies shall have such limits as are reasonably required by the Investment Adviser/Manager from time to time;
(b) workmen’s compensation and other insurance which the General Partner is required by law to maintain; and
(c) fire insurance with extended coverage.
Section 6. Assignment. None of the Investment Adviser/Manager, the General Partner or the SBIC shall have any right to assign this Agreement without the prior written consent of the other parties, and the SBA. Any such assignment or consent made without the other parties’ and the SBA’s consents shall be void and deemed ineffective.
Section 7. Notices. Any notice, demand, consent, approval, request or other communication or document to be provided hereunder to a party hereto shall be (a) given in writing, and (b) deemed to have been given (i) forty-eight (48) hours after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, to the address of such party set forth hereinabove or to such other address in the United States of America as such party may designate from time to time by notice to the other, or (ii) (if such party’s receipt thereof is acknowledged in writing) on its hand or other delivery to such party.
Section 8. General.
8.1. Effectiveness. This Agreement shall become effective on and only on its execution and delivery by each party hereto.
8.2. Complete Understanding. This Agreement represents the complete understanding between the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, warranties, statements or agreements between the parties hereto as to the same.
8.3. Amendment. This Agreement may be amended by and only by an instrument executed and delivered by each party hereto, and only with SBA’s consent.
8.4. Applicable Law. This Agreement shall be given effect and construed by application of the law of Texas.
Section 9. Managers. At all times during the term of this Agreement, the Managers of the Investment Adviser/Manager shall consist of Vincent D. Foster and Todd A. Reppert, who are the Managers of the General Partner, as specified in Section 4.1 of the Amended and Restated Limited Liability Company Agreement of the General Partner. This Section 9 shall not be modified without the prior written consent of the SB A.
Section 10. Indemnification. The Investment Advisor/Manager and its officers, directors, employees, agents, consultants or representatives (collectively, “Indemnified Parties”) shall at all times be indemnified by the Partnership pursuant to the provisions of Section 3.10 of the Partnership Agreement.

IN WITNESS WHEREOF, each party hereto has executed and sealed this Agreement or caused it to be executed and sealed on its behalf by its duly authorized representatives, the day and year first above written.
ATTEST: MAIN STREET CAPITAL PARTNERS, LLC Name: Title: ATTEST: MAIN STREET MEZZANINE MANAGEMENT, LLC Name: Title: ATTEST: MAIN STREET MEZZANINE FUND, LP By: Main Street Mezzanine Management, LLC, its General Partner Name: Title: